BUSINESS CONSULTING AGREEMENT

AGREEMENT, made this 12th. day of January, 2001 by and between Masterpiece Technology Group, Inc., whose principle place of business is at 455 Wards Corner Road, Loveland, OH. 45140, herein after the "Company" and Paul Lovito, whose principle place of business at 10100 W. Sample Rd., Ste. 401, Coral Springs, Florida 33065, hereinafter the "Consultant".

WHEREAS, the Company desires to obtain Consultant's services in connection with the Company's business affairs and Consultant is willing to undertake to provide such services as hereinafter fully set forth;

                         W I T N E SS E T H

NOW, THEREFORE, the parties agree as follows:

1.  TERM: This Agreement shall be for a term of Six (6) months.

2. NATURE OF SERVICES: Consultant will render advice and assistance to the Company on business related matters and in connection therewith Consultant shall:

(a) Attend meetings of the Company's Board of Directors or Executive Committee(s) when so requested by the Company;

(b) Attend meetings and at the request of the Company review, analyze and report on proposed business opportunities;

(c) Consult with the Company concerning strategic corporate planning and investment policies, including any revision of the Company's business plan when requested by the company;

(d) Provide, at the company's expense, media and print collateral materials suitable for investors, corporate executives and media personnel;

3.  CONSULTANT AGREES TO PERFORM THE FOLLOWING SERVICES:
(a) Consult and advise the Company with regard to potential financial, accounting and other investment opportunities;

(b) Locate acquisitions for the Company;

(c) Assist in negotiating potential acquisitions;

(d) Assist in the implements of short term and long term strategic planning as required by the company;

(e) Introduce the Company to Consultant's various contacts throughout the financial community; and

(f) Promote the Company's services and projects to its particular industry.

4. IT IS AGREED that the Consultant's services will not include any services that constitute the rendering of legal opinions or performance of work that is in the ordinary purview of a certified public accountant or any work that it is the ordinary purview of a registered broker/dealer.

5.  COMPENSATION:  The Company agrees to compensate Consultant as follows:

Upon execution of this Agreement, The Company shall issue to Consultant One Million (1,000,000) Shares of its free-trading common stock at a purchase price of $0.035 per share. These shares shall be issued immediately and be fully paid for within 10 days of Consultant receiving shares.

6. EXPENSES: The Company shall reimburse the Consultant for actual out-of-pocket expenses incurred relative to the performance of the Consultant's duties. All reimbursable expenses must be pre-approved by the company.

7. LIABILITY OF CONSULTANT: In furnishing the Company with management advice and other services as herein provided, neither Consultant nor any officer, director or agent thereof shall be liable to the Company or its creditors for errors of judgment or for anything except malfeasance, bad faith or gross negligence in the performance of its duties or reckless disregard of its obligations and duties under the terms of this agreement.

It is further understood and agreed that Consultant may rely upon information furnished to it reasonably believed to be accurate and reliable and that, except as herein provided, Consultant shall not be accountable for any loss suffered by the Company by reason of Company's action or non-action on the basis of any advice, recommendation or approval of Consultant, its employee or agents.

The parties further acknowledge that Consultant undertakes no responsibility for the accuracy of any statements to be made by management contained in press releases or other communications, including, but not limited to, filings with the Securities and Exchange Commission and the National Association of Securities Dealers.

8. STATUS OF CONSULTANT: Consultant shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act or represent the Company.

9.  OTHER ACTIVITIES OF CONSULTANT: The Company recognizes that the
Consultant now renders and may continue to render consulting services to other companies which may or may not have policies and conduct activities similar to those of the Company.

10.  MISCELLANEOUS:
(a) All final decisions with respect to consultation, advice and services rendered by Consultant to the Company shall rest exclusively with the Company.

(b) This Agreement contains the entire agreement of the parties hereto and there are no representations or warranties other than those contained herein. Neither party may modify this agreement unless the same is in writing and duly executed by both parties hereto.

(c) By signing this agreement, the Company admits to having no prior knowledge of any pending S.E.C. or NASD investigations into the trading of the securities of the Company or the activities of the Company.

(d) In the event this Agreement or performance hereunder contravene public policy or constitute a material violation or any law or regulation of any federal or state government agency, or either party becomes insolvent or is adjudicated bankrupt or seeks the protection of any provision of the National Bankruptcy Act, or either party is enjoined, or consents to any order relating to any violation of any state or federal securities law, then this agreement shall be deemed terminated, and null and void upon such termination; neither party shall be obligated hereunder and neither party shall have any further liability to the other.

(e) Any controversy or claim arising out of or related to this agreement shall be settled by arbitration in accordance with the rules and under the auspices of the American Arbitration Association; and any arbitration shall be conducted in the city of Ft. Lauderdale in the state of Florida.

Agreed and Accepted on this 12th. day of January, 2001.

     Masterpiece Technology Group, Inc.

     BY:__________________________________________
           Dr. Newell Crane, President

Agreed and Accepted on this 12th. day of January, 2001.

     Paul Lovito

     BY:____________________________________________
                Paul Lovito